Exhibit 99.1

WINDSOR, CT – September 18, 2013 - SS&C Technologies Holdings, Inc. (NASDAQ: SSNC) today announced a public offering of its common stock. The size of the offering is 7,469,799 shares of common stock offered by investment funds affiliated with The Carlyle Group. Upon completion of the offering, investment funds affiliated with The Carlyle Group will not beneficially own any shares of common stock of SS&C Holdings. The offering is expected to close and settle on September 24, 2013. The company will not receive any of the proceeds from the offering of shares by the selling stockholders.

Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about SS&C Technologies Holdings, Inc. and this offering. A copy of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Credit Suisse Prospectus Department, One Madison Avenue, New York NY 10010, tel: 1-800-221-1037; e-mail: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com